Exhibit 10.2

1.	Reference is made to the Management Services Agreement ("Agreement") dated 8 May 2018 between Pareteum Corporation ("Pareteum") and Grootzande Management BV ("Manager").

2.	Each of Pareteum and the Manager agree to amend the Agreement (pursuant to clause 16.1 thereof) by adding to clause 6.1 as follows:

(d)	Pareteum will issue 537,271 common stock of $0.00001 par value each in the capital of Pareteum to the Manager at par value on "Successful Close" (as defined in clause 1.1), or as soon as practicable thereafter.

EXECUTED this June 7, 2018:

Pareteum Corporation	Grootzande Management BV

By: /s/ Alexander Korff	By: /s/ Bart Weijermars
Alexander Korff, Corporate Secretary	Bart Weijermars / Director